Exhibit 2.2


Press Release - September 17 2002 - FLEXXTECH SELLS UNDER-PERFORMING NORTH TEXAS
                CIRCUIT BOARD CO. AND ACQUIRES PARADIGM CABLING SYSTEMS



FOR MORE INFORMATION, CONTACT:
AT THE COMPANY:                                  AT OTC FINANCIAL NETWORK:
310-342-0770                                     877-385-0972 or 781-444-6100
Greg Mardock                                     Rick McCaffrey ext.621
www.flexxtech.com                                rick@otcfn.com
                                                 See also www.otcfn.com/flxc.



FLEXXTECH SELLS UNDER-PERFORMING NORTH TEXAS CIRCUIT BOARD CO. AND ACQUIRES PARADIGM CABLING SYSTEMS


LOS ANGELES, CA: SEPTEMBER 17, 2002: Flexxtech Corporation (OTCBB: FLXC) sold through its subsidiary, Primavera Corporation, 100% of the shares of North Texas Circuit Board Company (NTCB) of Grand Prairie, Texas to BC Electronics, Inc. All closing documents were received on September 13, 2002.

The purchase price consisted of over $2.25 million that was loaned to NTCB by BC Electronics over the last three months, and ten percent of the net profits of NTCB through December 31, 2007.

In an unrelated transaction, Flexxtech acquired eighty percent of W3M, Inc. (dba Paradigm Cabling Systems) as of September 13, 2002. The acquisition price was $1,425,000 of newly issued Class A Preferred Shares. The Class A Preferred Shares are a new class that will be presented to shareholders for a vote within the next 30 days. The transaction is also contingent upon the satisfaction by Flexxtech of audited financial statements, which are expected to be completed by November 1, 2002 for the period ending September 30, 2002. Additional information on Paradigm will be available in upcoming releases and SEC filings.

Additionally, the following directors of Flexxtech and its subsidiaries resigned to pursue other interest: Khahn Tran, David Pimentel, Chris Beshlian, of Flexxtech Corporation; Hector Escamellia of Primavera Corporation and Linette Malloy, of NTCB. Greg Mardock became the sole director and officer of Primavera Corporation and President of NTCB prior to the NTCB and BC Electronics transaction. In addition, on September 16, 2002, Michael Cummings, the CEO and President of Paradigm Corporation, became a director of Flexxtech Corporation.

Greg Mardock, President of Flexxtech stated, "We continue to move forward with our plans to increase shareholder value in these difficult times. This past year has been difficult for us to pursue our plans. Our plans for growth are contingent on the availability of capital to facilitate change and growth. Our high hopes for NTCB were crippled by our inability to attract the proper capital necessary. We have disposed of our under-performing asset NTCB and its anticipated future losses and piling debt. Our acquisition of Paradigm will not require the intense cash requirements of NTCB. Paradigm sales for 2001 reached $5.6 million with an unaudited loss of near 10%. A restructuring in the first quarter of 2002 should prove to be beneficial for Paradigm moving forward. I am confident we can restore shareholder value and continue moving forward."

ABOUT PARADIGM CABLING SYSTEMS
Headquartered in Lake Forest, California, Paradigm was established in 1998 to service California's demand for high technology infrastructure. Paradigm has blue chip customers such as Verizon, Lucent, SBC/Pacific Bell, and Indyme and has also acquired and fulfilled contracts with major universities such as the University of California, Los Angeles (UCLA) and University of California, Irvine (UCI).

Since its inception, Paradigm has established itself as a leader in providing technical expertise and services to medium and large corporations. The guiding corporate philosophy of Paradigm Cabling Systems encompasses quality, technical knowledge and commitment to customers' business needs. Additional information can be viewed at www.paradigmcabling.com

ABOUT FLEXXTECH CORPORATION
Flexxtech Corporation's investment objective is to build significant shareholder value by focusing on developing and acquiring contracting businesses. This strategy promotes opportunities for investment in companies that are synergistically aligned to allow for expansion and bottom-line returns. Profitable and potentially profitable companies, including turnarounds, with explosive growth potential, but limited by lack of capital and industry contacts, will benefit from a timed acquisition by Flexxtech. Additional information on Flexxtech can be viewed at: www.flexxtech.com.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE STATEMENTS INCLUDE THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT TEAM. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. ACCOMPLISHING THE STRATEGY DESCRIBED HEREIN IS SIGNIFICANTLY DEPENDENT UPON NUMEROUS FACTORS, MANY OF WHICH ARE NOT IN MANAGEMENT'S CONTROL. SOME OF THESE FACTORS INCLUDE THE ABILITY OF THE COMPANY TO RAISE SUFFICIENT CAPITAL, ATTRACT QUALIFIED MANAGEMENT, ATTRACT NEW CUSTOMERS, AND EFFECTIVELY COMPETE AGAINST SIMILAR COMPANIES.

                                      ###